Exhibit 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PROFORMA
                    AS ADJUSTED             JUNE                PROFORMA
                     JUNE 30,     --------------------------   AS ADJUSTED
                       1996           1996          1995          1995
                   -------------  ------------  ------------  -------------
Fixed charges:
 Interest........  $  81,289,000  $ 61,406,000  $ 15,054,000  $  79,726,000
 Amortization of
 debt expense....        712,000     2,229,000       532,000      1,424,000
 Interest portion
 of rental
 expense.........      1,826,000     1,088,000       323,500      3,652,000
                   -------------  ------------  ------------  -------------
                   $  83,827,000  $ 64,723,000  $ 15,909,500  $  84,802,000
                   =============  ============  ============  =============
Earnings:
 Income (loss)
 from operations.  ($102,192,000) ($98,401,000) ($32,761,000) ($106,264,000)
 Fixed charges
 per above.......     83,827,000    64,723,000    15,909,500     84,802,000
 Less: Capital-
 ized interest...                                 (1,991,000)   (12,183,000)
                   -------------  ------------  ------------  -------------
                    ($18,365,000) ($33,678,000) ($18,842,500)  ($33,645,000)
                   =============  ============  ============  =============
Ratio of Earnings
to Fixed
Charges(1).......             --            --           --             --
                                           DECEMBER 31
                   ---------------------------------------------------------------
                       1995          1994          1993         1992      1991
                   ------------- ------------- ------------- ---------- ----------
Fixed charges:
 Interest........  $ 40,562,000  $ 15,316,000  $  2,950,000
 Amortization of
 debt expense....     1,424,000       502,000       117,000
 Interest portion
 of rental
 expense.........       647,000       369,000        66,000  $   28,000 $   8,000
                   ------------- ------------- ------------- ---------- ----------
                   $ 42,633,000  $ 16,187,000  $  3,133,000  $   28,000 $   8,000
                   ============= ============= ============= ========== ==========
Earnings:
 Income (loss)
 from operations.  ($93,262,000) ($27,943,000) ($10,431,000) $2,249,000 ($422,000)
 Fixed charges
 per above.......    42,633,000    16,187,000     3,133,000      28,000     8,000
 Less: Capital-
 ized interest...   (12,183,000)   (3,906,000)
                   ------------- ------------- ------------- ---------- ----------
                   ($62,812,000) ($15,662,000)  ($7,298,000) $2,277,000 ($414,000)
                   ============= ============= ============= ========== ==========
Ratio of Earnings
to Fixed
Charges(1).......           --            --            --         81.1       --

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(1) The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the six months ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993 and 1991, the deficit of earnings to fixed charges was $98,401,000, $34,752,000, $105,445,000,
    $31,849,000, $10,431,000 and $422,000, respectively, and the proforma as adjusted for the six months ended June 30, 1996 and for the year ended December 31, 1995 was $102,192,000 and $118,447,000, respectively.